EXHIBIT 10.1

December 31, 2015

Jamieson Karson

C/O Soupman, Inc.

1110 South Avenue

Suite 100

Staten Island, NY 10314

Dear Mr. Karson,

The following sets forth our agreement for you (referred to in this Agreement as “Executive”) to serve as Chief Executive Officer and Chairman of the Board of Directors of Soupman, Inc.

Employment Terms

Position:

Chief Executive Officer and Chairman of the Board of Directors

Reports to:

Soupman, Inc. Board of Directors

Duties:

All customary duties of a Chief Executive Officer and Chairman of the Board of Directors but not limited to overseeing and adding significant value to the following Management Items:

- Oversee Executive Leadership

- Build Senior Management Team

- Conduct Media Interviews

- Assist with Capital Raise with Investors, Bankers

   and Strategic Partners

- Investor Relations

- New and Current Strategic Partner Relations

- Board Membership

- Business Strategy and Tactics

Term:

January 1, 2016 through December 31, 2018 (the “Term’)

Compensation:

In Agreement for providing services and devoting full-time to the above "Management Items," and meeting with management as necessary whether by telephone or in person, Executive shall receive the compensation as stated below.  Management will meet

1110 South Avenue – Staten Island, NY 10314 - Telephone: (212) 768-SOUP   Fax: (212) 768-7055

with Executive weekly at the office in the NY metro area of his choice. In addition, Executive will travel as necessary for the position.

Executive shall receive 416,667 shares of Soupman, Inc. restricted common stock monthly each month during the Term as long as he is employed by the Company. The total shares granted during the Term, is 15,000,012 shares.

Executive shall receive an annual salary of $184,000 payable as follows: (1) $12,000 each month during the Term; and (2) $10,000 on January 1, April 1, July 1, and October 1 of each year during the Term.

Stock Performance Incentives:

- A one- time bonus of 400,000 shares of Soupman, Inc. restricted common stock (Ticker: SOUP) if the company’s stock trades at 25 cents or higher for 10 trading days in a 30 day period during the term of this agreement.

- A one- time bonus of 100,000 shares  of Soupman, Inc. restricted common stock (Ticker: SOUP) if the company’s stock trades at $1.00 or higher for 10 trading days in 30 day period during the term of this agreement.

- A one-time bonus of 50,000 shares of Soupman, Inc. restricted common stock (Ticker: SOUP) if the company stock trades at $2.00 or higher for 10 trading days in a 30 day period during the term of this agreement.

- A one- time bonus of 25,000 shares of Soupman, Inc. restricted common stock (Ticker: SOUP) if the company’s stock trades at $4.00 or higher for 10 trading days in a 30 day period during the term of this agreement

In the event of any recapitalization of Soupman, Inc., including any stock dividend, stock split or reverse stock split, the awards set forth above will be adjusted accordingly. .

Sales Incentive Program:

For every new incremental $1million in sales annually Executive will be awarded 5,000 shares of Soupman, Inc. stock. The maximum

1110 South Avenue – Staten Island, NY 10314 - Telephone: (212) 768-SOUP   Fax: (212) 768-7055

amount of shares to earn is 500,000 shares based on a cap of $100 million in sales for this bonus.

Expenses:

The Company shall reimburse employee for all reasonable and/pre-approved business expenses.

Health Insurance:

The Company shall pay for Executive’s health insurance during the Term which shall be consistent to that provided other Executive’s at the Company.

Share Restrictions

All of the shares of the Company’s common stock to be issued hereunder are “restricted securities” as defined in the Securities and Exchange Act of 1933, as amended, and Rule 144 as promulgated thereunder, are as such are subject to the Company’s Trading Policy and its blackout periods for insiders.

Non-Competition:

Executive agrees that if his employment is terminated for cause or if he voluntarily leaves the employ of the Company for any reason, for a period of six months from the date of such termination of employment, he will not directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, trustee, corporate officer or director, licensor or in any capacity whatsoever engage in, become financially interested in, be employed by, render consulting services to, or have any connection with, any business which is involved in the marketing or selling of primarily soup products as its core business in competition with the Company ("Competitive Business"), in any geographic area where, during the time of his employment, the business of the Company or any of its subsidiaries is being  conducted in any manner whatsoever, or hire or attempt to hire for any Competitive Business any employee of the Company or any subsidiary thereof, or solicit, call on or induce others to solicit or call on, directly or indirectly, any customers  of the Company for the purpose of inducing them to purchase or lease a soup product or service which may compete with any soup product or service of the Company; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time two percent of any class of stock or securities of such company.

Notwithstanding the foregoing, Executive may from time to time be called upon to provide advisory or consulting services to The Grilled Cheese Truck, Inc. (“GCT”) and/or to its chairman, Robbie

1110 South Avenue – Staten Island, NY 10314 - Telephone: (212) 768-SOUP   Fax: (212) 768-7055

Lee. The Company agrees that Executive shall be permitted to provide such services to GCT and be paid reasonable compensation therefore by GCT, without it being deemed a breach of this Agreement, provided that: (1) any such services provided to GCT shall not conflict with the business or objectives of Soup; (2) to the extent of any perceived conflict, Executive shall immediately withdraw from such assignment and notify GCT to such effect; (3) the time required for Executive to render any such services to GCT shall not impede Executive’s responsibilities hereunder; and (4) Executive shall disclose to the Board the nature and scope of any assignment.

If any portion of the restrictions set forth in paragraph above should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

Executive declares that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of the Company.  In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of either said territorial or time limitation to such area or period which said court shall have deemed reasonable.

The existence of any claim or cause of action by Executive against the Company or any subsidiary other than under this Agreement shall not constitute a defense to the enforcement by the Company or any subsidiary of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

Non-Disclosure of Confidential Information: Inventions:

Executive shall not, during the term of this Agreement, and at any time following termination of this Agreement, directly or indirectly, disclose or permit to be known, to any person, firm or corporation, any confidential information acquired by him during the course of or as an incident to his employment hereunder, relating to the Company or any of its subsidiaries, the directors of the Company or its subsidiaries, any client of the Company or any of its subsidiaries, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing.  Such confidential information shall include, but shall not be limited to,

1110 South Avenue – Staten Island, NY 10314 - Telephone: (212) 768-SOUP   Fax: (212) 768-7055

proprietary information, trade secrets, know-how, market studies and forecasts, competitive analyses, the substance of agreements with clients and others, client lists, recipes, soup suppliers, and any other documents embodying such confidential information. Confidential information shall not include information which (i) is or becomes part of the public domain without breach of this Agreement (ii) was known by Executive on a non-confidential basis prior to disclosure by the Company (iii) is independently received by Executive without the use of confidential information or (iv) is explicitly approved for release by written authorization of the Company.  It shall not be a breach of the terms of this Agreement if Executive discloses confidential information that it is legally required to disclose provided that Executive promptly notifies the Company of such requirement and, if requested by the Company, reasonably cooperates in the Company’s efforts to prevent or limit such disclosure.

All information and documents relating to the Company, its affiliates as hereinabove described (or other business affairs) shall be the exclusive property of the Company, and Executive shall use his best efforts to prevent any publication or disclosure thereof.  Upon termination of Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive's possession or control shall be returned and left with the Company.

Any inventions, discoveries, concepts or ideas, or expressions thereof, whether or not subject to patents, copyrights, trademarks or service mark protections, and reduced to practice, which are conceived or developed by Executive while employed with the Company which relate to or result from the actual business, work, research or investigation of the Company shall be the sole and exclusive property of the Company.  Executive will do all things reasonably requested by the Company to assign to and vest in the Company the entire right, title and interest to any such inventions, discoveries, concepts, ideas or expressions thereof.

Termination of Employment:

If the Company elects to terminate Executive’s employment as CEO without cause, or not by reason or his death or disability, the Company shall award and pay to Executive (the “Severance Payment”): (1) within thirty (30) days following such termination, whichever is less, 10,000,000 shares of common stock or the balance of the stock due per this agreement, which shall be fully

1110 South Avenue – Staten Island, NY 10314 - Telephone: (212) 768-SOUP   Fax: (212) 768-7055

vested  and (ii) an amount equal to his base salary and health insurance premium for a period of six (6) months which shall not extend past the Term of the contract.

The Company may terminate the Executive by reason of his death, disability or for cause at any time.  For the purposes hereof, “cause” shall mean and be limited to (i) Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or its subsidiaries or which constitutes a felony in the jurisdiction involved; (ii) Executive's performance of any act or his failure to act, for which if he were prosecuted and convicted, a crime or offense involving money or property of the Company or its subsidiaries, or which would constitute a felony in the jurisdiction involved would have occurred, (iii) Executive's breach of any of the representations, warranties or covenants set forth in this Agreement, or (iv) Executive's continuing, repeated, willful failure or refusal to perform his duties required by this Agreement, provided that Executive shall have first received written notice from the Company stating with specificity the nature of such failure and refusal and affording Executive an opportunity, as soon as practicable, to correct the acts or omissions complained of. “Disability" shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform his duties in a normal manner for a period of three (3) consecutive months or for a total of six (6) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement. Except as provided in the next sentence, if Executive voluntarily leaves the Company without good reason on his own accord, the Company shall not be obligated to pay Executive the Severance Payment.  Notwithstanding the foregoing, if the Company shall terminate, by a vote of the Board of Directors or otherwise, the employment of any senior member of the Company’s current management team without the prior consent of Executive, Executive shall be permitted to terminate his employment with the Company for good reason and receive the Severance Payment.

Sale of the Company:

If there is a sale of the Company, whether through a stock sale or asset sale, or a change of control in the ownership structure of the Company through a recapitalization or otherwise, and the Company’s obligations under this agreement are not assumed, whether expressly or by operation of law,  in connection with the sale or change of control transaction, all stock grants to be awarded

1110 South Avenue – Staten Island, NY 10314 - Telephone: (212) 768-SOUP   Fax: (212) 768-7055

to Executive for services through December 31, 2018 shall immediately become due and payable and shall vest immediately.

Indemnity:

The Company represents and warrants that it maintains comprehensive liability insurance including Director and Officer Liability insurance in sufficient amounts, but not less than $2,000,000, in full force and effect, and that it shall continue to maintain all such insurance in full force and effect. The Company shall indemnify Executive against any and all claims, expenses, and amounts of any kind or nature whatsoever arising from Executive acting in his role as Chairman of the Board and CEO so long as they are a result of performing his role and duties for the Company.

This agreement when signed needs to be approved by the Board of Directors to be valid.

SOUPMAN, INC.

/s/ Robert N. Bertrand

Robert N. Bertrand

President

Agreed and Accepted;

/s/ Jamieson Karson
Jamieson Karson
Chief Executive Officer and Chairman

1110 South Avenue – Staten Island, NY 10314 - Telephone: (212) 768-SOUP   Fax: (212) 768-7055